Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective amendment No. 1 to Form S-3 No. 333-157302) and related Prospectus of Texas Capital Bancshares, Inc. pertaining to: i) the deregistration of Texas Capital Bancshares, Inc. previously outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A; ii) amendment to the prospectus portion of the Registration Statement to reflect the repurchase of the Series A perpetual preferred stock, and; iii) amendment and update to the prospectus portion of the Registration Statement concerning certain disclosure related to the warrant to purchase 758,086 shares of common stock and to the incorporation by reference therein of our reports dated February 17, 2009, with respect to the consolidated financial statements of Texas Capital Bancshares, Inc. and the effectiveness of internal control over financial reporting of Texas Capital Bancshares, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Dallas, Texas
July 16, 2009